ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (the "Agreement") dated as of February 25, 1998, is by and between French Fragrances, Inc., a Florida corporation (the "Buyer"), and J.P. Fragrances, Inc., a New York corporation (the "Seller"), and Joseph A. Pappalardo and Gloria Pappalardo, the sole shareholders of the Seller (the "Shareholders").

                             RECITALS

     A. The Seller owns and operates a perfume and other fragrance product marketing and distribution business, from offices located in Port Chester, New York (the "Business").

     B. The Seller desires to sell, transfer and assign to the Buyer certain of the assets of the Business, including, without limitation, the goodwill associated therewith, in accordance with the terms and subject to the conditions set forth in this Agreement.

     C. The Buyer desires to purchase and assume the assets on the terms and assume certain related liabilities in accordance with the terms and subject to the conditions set forth in this Agreement.

     D. The Shareholders constitute the sole shareholders of the Seller and, accordingly, the transactions contemplated hereby will inure to his direct benefit.

     E. But for the agreements and representations and warranties of the Shareholders contained herein, the Buyer would not enter into this Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties and covenants and subject to the conditions contained in this Agreement, the parties agree as follows:

                                 ARTICLE I
                               SALE OF ASSETS

     Section 1.1 Subject Assets. The Seller hereby agrees to sell, assign and deliver to the Buyer at the Closing (as defined below), free and clear of all liens, mortgages, pledges, options, claims, security interests, conditional sales contracts, title defects, encumbrances, charges and other restrictions of every kind (collectively, the "Liens") except as specifically permitted by this Agreement, on the terms and subject to the conditions set forth in this Agreement, all right, title and interest in and to certain of the assets of the Business owned and used in connection therewith, whether real, personal or mixed, tangible or intangible, together with any replacements thereof and additions thereto made between the date hereof and the Closing, as hereafter described in this Section 1.1 and as listed on composite Schedule 1.1 (other than Schedule 1.1(f)) (collectively, the "Subject Assets"), including the following:

     (a) the tangible assets and personal property relating to the Business set forth on Schedule 1.1(a), including furniture, equipment, computer hardware and software, tools, dies and molds (collectively, the
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"Fixed Assets") and all cash and cash equivalents that are set forth on the
Closing Date Balance Sheet (as hereinafter defined);

     (b) all of the interest in, and the rights and benefits accruing to the Seller as the result of, the contracts, agreements, purchase orders and commitments used or useful in connection with the Business of the Seller that are listed on Schedule 1.1(b), and any other contracts or commitments entered between the date hereof and the Closing Date whose performance extends beyond the Closing Date and are specifically approved in writing by the Buyer pursuant to Section 6.2(c) which shall be listed on the Closing Date as an update to Schedule 1.1(b) (collectively, the "Contracts");

     (c) the books and records, if any, pertaining to the Business (other than the Excluded Assets) and the Subject Assets, including, without limitation, books, records and files relating to customers (including sales histories), manufacturers and suppliers of the Seller, copies of employee records for the employees of the Seller who are hired post-closing by the Buyer (including, without limitation, Form I-9's), operating data, business plans, marketing and business strategies, budgets, regulatory filings, warranties, guaranties, service and maintenance documents, bills of sale or title to fixed assets, customer and supplier lists, copies of financial and accounting records, promotions, manufacturing and sales information, executed Contracts, payables (including purchase orders), credit and Accounts Receivable (as hereinafter defined) records (including invoices), correspondence reasonably required for continued operation of the Business and other similar documents and records used and/or useful in connection with the Business (collectively, the "Records");

     (d) all Seller's rights in and to the licenses, permits, approvals and other authorizations issued to it by any governmental authority and used and/or useful in the conduct of the Business and operations of the Seller as listed on Schedule 1.1(d) (collectively, the "Licenses") to the extent such Licenses are assignable by the Seller;

     (e)  Intentionally omitted.

     (f) all accounts receivable of the Seller relating to the Business, with the exception of accounts receivable listed on Schedule 1.1(f), as such schedule will be updated for the Closing Acquisition Balance Sheet (as defined below), (the "Accounts Receivable");

     (g) all inventories of finished goods relating to the Business which constitute all regular stock keeping units which are in saleable condition and all components and finished goods obtained from the Seller's material suppliers which are in saleable or reasonably useful condition, including, without limitation, finished goods and products, packaging, labels, raw materials, components, materials, parts, accessories, tote, corrugate, shippers, displays, testers, samples, collateral gifts, gifts with purchase and work-in-progress (the "Inventory") as listed on the Closing Inventory Listing Report (as defined in Section 4.20);

     (h)  all finished goods and products relating to the Business which are returned in the ordinary course of business prior to or following the Closing Date and are from sales to customers of the Seller prior to the Closing Date (the "Returns"), provided that if such goods and products are returned prior to the Closing Date, Returns shall not include goods and products which are part of the Inventory or are resold or destroyed by the Seller;
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     (i)  all proceeds, rights, claims, credits, causes of action or rights of set-off against third parties relating to the Subject Assets, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties listed on Schedule 1.1(i) hereto and as updated on the Closing Date (the "Claims");

     (j) all rights and claims pursuant to any policy of property and casualty insurance underwritten by any person arising from any loss or damage to the Subject Assets (other than the Accounts Receivable) occurring from the date hereof through the Closing Date, as updated on the Closing Date (the "Insurance Claims");

     (k) all trademarks, service marks, trade names, copyrights, franchises, licenses, logos and rights with respect to the Business listed on Schedule 1.1(f) hereto and as updated on the Closing Date (the "Marks"); and

     (l)  all goodwill associated with the foregoing and the Business.

     Section 1.2    Assumed Liabilities.     The Buyer shall, at the
Closing, assume and undertake to perform, pay, satisfy or discharge in accordance with their terms, only (a) such liabilities, obligations and commitments of the Seller relating to the period commencing after the Closing Date under the Contracts to be assigned to it as listed on Schedule 1.1(b), (b) the trade payables listed on Schedule 4.22 (and those hereafter incurred by the Seller in the ordinary course of business and associated with the Subject Assets (and not otherwise obligations or indebtedness of any affiliate of the Seller) as to be reflected on an updated Schedule
4.22 through the Closing and as the same may be listed on the Closing Date Balance Sheet), and (iii) such liabilities, obligations and commitments as may otherwise be expressly set forth on Schedule 1.2 (the "Assumed Liabilities"). No consulting, bank or other transaction fees, costs or expenses of any nature whatsoever or obligations of the Seller which are not reasonably necessary for the conduct of the Business shall be included in the Closing Acquisition Balance Sheet, the Closing Date Balance Sheet or otherwise constitute any portion of the Assumed Liabilities.

     Section 1.3 Excluded Assets and Liabilities. The Subject Assets shall not include any assets which are not described in Section 1.1 or on composite Schedule 1.1 (other than Schedule 1.1(f)) and as otherwise may be described on Schedule 1.3 (the "Excluded Assets"). Except as otherwise provided in Section 1.2, the Subject Assets shall also not include any liabilities, obligations or commitments of the Seller not specifically listed on Schedules 1.1 and 1.2 or specifically included in the Contracts listed in Section 1.1 (b) (the "Excluded Liabilities") , whether arising prior to or after the Closing Date. Without limiting the generality of the foregoing, the Buyer shall be under no obligation, and shall not be deemed, to assume any obligation or liability of the Seller for the following:

     (a) any liability or obligations to any employees, agents or independent contractors of the Seller (other than those arising under the Contracts following the Closing) or under any plan or arrangement with respect thereto, including, without limitation, liabilities and obligations
(i) under any life, health (including COBRA), accident, disability or any other "employee welfare benefit plan," as such term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) under any pension, profit sharing, stock bonus, deferred
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compensation, retirement, bonus or other "employee pension benefit plan,"
as defined in Section 3(2) of ERISA, maintained, or to which contributions have been made, by the Seller or any predecessor or any corporation which is a controlled group or corporations of which the Seller are a member, as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or any trade or business (whether or not incorporated) under common control with the Seller, as defined in Section 414(c) of the Code, or any affiliated service group aggregated with the Seller under Section 414(m) of the Code (collectively, the "ERISA Employer"), (iii) under the Worker Adjustment and Retraining Notification Act as amended ("WARN"), and
(iv) for wages, salaries, bonuses, commissions, sick pay, vacation or holiday pay, overtime or other benefits not set forth above;

     (b) the Seller's legal, accounting or other fees or expenses arising out of the transactions contemplated by this Agreement;

     (c) with respect to federal income or excess profits taxes or state or local income, sales, use, excise, ad valorem or franchise taxes, together with any interest, assessments and penalties thereon arising out of or attributable to the conduct of the Seller's operations and business prior to the Closing Date or the Seller's or the Shareholders' federal income or capital gain taxes or state or local income or franchise taxes arising by virtue of the transactions contemplated by this Agreement or otherwise;

     (d) with respect to the Subject Assets (including those arising under the Contracts) to the extent relating to periods prior to the Closing Date unless such liabilities are included in the Assumed Liabilities; and

     (e) with respect to litigation or other legal proceedings, claims or investigations related to the Seller or the Seller's business and operations, regardless of when made or asserted, including, without limitation, tort, crime, workers' compensation, product liability or similar claim for injury to persons or property which arises out of or is based upon any express or implied warranty, representation or agreement of the Seller or its employees or agents, or which is imposed by law or otherwise.

                                ARTICLE II
                              PURCHASE PRICE

     Section 2.1  The Purchase Price; Adjustment of Purchase Price.

     (a) As consideration for delivery of the Subject Assets by the Seller to the Buyer and in addition to assuming the Assumed Liabilities, the Buyer agrees, subject to the terms, conditions and limitations set forth in this Agreement, including, without limitation, the adjustments set forth in Sections 2.1(b) and (c), and 12.5 below, and in reliance on the representations, warranties and covenants of the parties hereto: (i) to pay to the Lenders (as defined below) the principal balance and accrued interest, as reflected in a payoff letter to be delivered by the Lenders, which certifies that no prepayment or early termination fee is included in the payoff amount, as of the Closing Date (but not to the extent such principal balance or interest relates in any way to a prepayment or early termination fee), owed by the Seller under that certain Loan and Security Agreement dated February 1, 1996, as amended (the "Loan Agreement"), between the Seller, Marine Midland Bank ("Marine") and The First National
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Bank of Boston ("FNBB") (Marine and FNBB are collectively referred to as the "Lenders"), but in no event more than Twenty Five Million Dollars ($25,000,000.00) (the "Loan Purchase Price"); (ii) to pay to Joseph A. Pappalardo ("Pappalardo") an amount (the "Shareholder Notes Purchase Price"), as reflected in the Closing Acquisition Balance Sheet (as defined below), corresponding to (A) the principal balances plus accrued and unpaid interest relating to the Subordinated Note dated February 1, 1996 (the "February Note") issued by the Seller to Pappalardo in the principal amount of Nine Hundred Thousand Dollars ($900,000) and the Subordinated Note dated December 17, 1996 (the "December Note") issued by the Seller to Pappalardo in the principal amount of One Hundred Thirty Five Thousand Dollars ($135,000), less (B) the amount reflected on the Closing Acquisition Balance Sheet as Due from Stockholder; (iii) to pay to the Seller the sum of (C) Four Million Five Hundred Thousand Dollars ($4,500,000) plus (D) the amount of the Stockholder's Equity set forth on the Closing Acquisition Balance Sheet ((C) and (D) collectively, the "Cash Purchase Price"); and
(iv) to pay to the Seller the sum of up to Three Million Dollars (the "Holdback Purchase Price"), payable in the form of a subordinated debenture in the form of Exhibit A which is attached hereto and made a part hereof (the "Debenture"). The Loan Purchase Price, the Shareholder Notes Purchase Price, the Cash Purchase Price and the Holdback Purchase Price shall collectively be referred to as the "Purchase Price").

     (b) Schedule 2.1(b) sets forth the balance sheet of the Seller as of December 31, 1997 and the projected balance sheet of the Seller for February 28, 1998 (the "Acquisition Balance Sheet"), in each case reflecting the Subject Assets, the Assumed Liabilities and the amounts relating to the Loan Purchase Price and the Shareholder Notes Purchase Price, including any valuation methods which are to be applied for changes thereto at Closing. Notwithstanding the foregoing, the Cash Purchase Price shall be subject to reduction at the Closing on a $1.5625 of Cash Purchase Price for $1 of Book Deficiency (as defined below) basis, to the extent a Book Deficiency exists. For purposes of this Agreement, "Book Deficiency" shall refer to the amount, if any, by which, Seven Million Two Hundred Thousand Dollars (US$7,200,000) (the "Threshold") exceeds the Stockholder's Equity set forth on the Closing Acquisition Balance Sheet. For purposes of this Agreement, the "Closing Acquisition Balance Sheet" shall refer to the balance sheet of the Seller which is delivered by the Seller to the Buyer prior to the Closing Date (with supporting documentation including the Closing Inventory Listing Report (as defined in Section 4.20), an updated Acquisition Accounts Receivable Report (as defined in Section 4.23), including an updated Schedule 1.1(f), and an updated Trade Payables Report (as defined in Section 4.22)) and reflects the Subject Assets, the Assumed Liabilities and the amounts relating to the Loan Purchase Price and the Shareholder Notes Purchase Price, in each case as of February 28, 1998.
The Closing Acquisition Balance Sheet shall be prepared in accordance with generally accepted accounting principles, including being based on the fiscal year ended December 31, 1997 audited financial statements (the "1997 Audited Financial Statements") and the methodology established in the Acquisition Balance Sheet.

     (c) Notwithstanding anything to the contrary set forth herein, the Purchase Price shall be adjusted (the "Adjusted Purchase Price") after the Closing Date based on the actual balance sheet of the Seller reflecting the Subject Assets, the Assumed Liabilities and the amounts relating to the Loan Purchase Price and the Shareholder Notes Purchase Price, in each case as of the Closing Date (the "Closing Date Balance Sheet"). The Closing
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Date Balance Sheet shall be prepared within 20 days of the Closing Date in accordance with generally accepted accounting principles, consistent with the fiscal year ended December 31, 1997 audited financial statements (the "1997 Audited Financial Statements") and the methodology established in the Acquisition Balance Sheet and reflects (i) the physical count of the Inventory which is to be completed following the Closing Date by the Seller, (ii) confirmation of the Accounts Receivable and accounts payables, to be done at the sole discretion of the Buyer, and (iii) adjustments that the parties reasonably agree should have been included in the Acquisition Balance Sheet or the Closing Acquisition Balance Sheet from the Audited Financial Statements. If the Adjusted Purchase Price is less than the Purchase Price, then the Seller shall promptly pay to the Buyer by check the difference. If the Adjusted Purchase Price is greater than the Purchase Price, then the Buyer shall promptly pay to the Seller by check the difference.

     Section 2.2 Payment of the Purchase Price. The Loan Purchase Price, the Shareholder Notes Purchase Price and the Cash Purchase Price shall be payable at the Closing by wire transfer in immediately available funds to one or more accounts designated by the Seller (which shall include an authorization and direction to wire transfer the Loan Purchase Price to the Lenders and to pay the Shareholder Notes Purchase Price to Pappalardo).

     Section 2.3 Allocation of Purchase Price. Schedule 2.3 hereof sets forth allocations with respect to the Subject Assets which shall be used by the parties for purposes of reporting to the Internal Revenue Service (the "IRS") on Form 8594.

     Section 2.4 Expenses. Any transfer tax or sales tax or recording or filing fees imposed upon the sale, assignment and delivery of the Subject Assets (other than the fees payable in connection with the Initial HSR Filing which are set forth in Section 8.1 hereof) shall be paid by the Seller, provided that freight and insurance charges on delivery of the Subject Assets shall be paid by Buyer.

                                ARTICLE III
                                  CLOSING

     Section 3.1 Time and Place of the Closing. The closing (the "Closing" or "Closing Date") of the transactions contemplated by this Agreement shall take place on a business day as soon as practicable after, but in no event later than seven business days following HSR Expiration (as hereinafter defined) or HSR Early Termination (as hereinafter defined) and the satisfaction of all other conditions precedent described in Articles IX and X hereof, which Closing shall take place at the offices of the Seller's counsel, Eaton & Van Winkle, 600 Third Avenue, New York, New York, at 10:00 a.m. The Closing shall take place on the Closing Date at such time as the transactions are complete, but shall be deemed to have occurred effective as of 11:59 p.m. on the Closing Date (the "Closing Time") for all purposes.

     Section 3.2 Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

     (a) The Seller shall deliver to the Buyer evidence reasonably satisfactory to the Buyer that each of the conditions to the obligations of
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the Buyer set forth in Article IX of this Agreement has been satisfied and a certificate of an officer of the Seller to such effect;

     (b) The Buyer shall deliver to the Seller evidence reasonably satisfactory to the Seller that each of the conditions to the obligations of the Seller set forth in Article X of this Agreement has been satisfied and a certificate of an officer of the Buyer to such effect;

     (c) Each of the Seller and the Buyer shall deliver to the other a copy of the resolutions of its Board of Directors and, as to the Seller, the Shareholders, authorizing the transactions contemplated by this Agreement, certified by its Secretary or Assistant Secretary;

     (d) Each of the Seller and the Buyer shall deliver to the other a good standing certificate of such party (which is dated not more than 15 days prior to the Closing) and the Seller shall deliver to the Buyer such bills of sale, endorsements and assignments in the form attached hereto as Exhibit B and made a part hereof, and other customary instruments and documents and certificates reasonably satisfactory to the Buyer as shall be sufficient to vest in the Buyer good, valid and marketable title to the Subject Assets, free and clear of all Liens, except as otherwise specifically permitted by this Agreement;

     (e) The Buyer shall deliver to the Seller instruments reasonably satisfactory to the Seller and the Seller's counsel for the Buyer to assume the Assumed Liabilities;

     (f) The Seller shall deliver to the Buyer the Records (originals of which shall be provided for Records which affect the Buyer's rights with respect to the Subject Assets, e.g. warranties, invoices for Accounts Receivable), Licenses, Contracts and all tangible personal property constituting a portion of the Subject Assets;

     (g) The Buyer and Pappalardo shall execute and deliver the Consulting Agreement in the form attached hereto as Exhibit C and made a part hereof;

     (h) The Buyer shall deliver the Loan Purchase Price, the Shareholder Notes Purchase Price, the Cash Purchase Price and the Debenture to the Lenders, Pappalardo and the Seller, as the case may be, in accordance with
Section 2.1, and the Seller shall re-deliver the Debenture to be held in accordance with Section 12.5; and

     (i) Each of the Buyer and the Seller (and the Lenders and Pappalardo to the extent of the Loan Purchase Price and the Shareholder Notes Purchase Price upon receipt) shall execute and deliver documents acknowledging receipt from the other, respectively, of the Subject Assets and the Purchase Price.

                                ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE SELLER

     In order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated under this Agreement, the Seller and the Shareholders, jointly and severally, make the following representations, warranties and covenants, each of which is relied upon by Buyer in consummating the transactions contemplated hereby regardless of any other investigation made or information obtained by the Buyer:
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     Section 4.1  Organization, Power and Authority.  The Seller is a
corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly qualified in each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification. The Seller has full corporate power and authority (a) to own or lease its properties and to carry on the business of the Subject Assets as it is now being conducted, (b) to enter into this Agreement and, subject to the Consents (as hereinafter defined) to assign, transfer and deliver the Subject Assets to the Buyer as provided in this Agreement and to assign and transfer the Assumed Liabilities, and
(c) to perform the other transactions and agreements contemplated by this Agreement. The Shareholders own all of the outstanding voting capital stock of the Seller.

     Section 4.2 Financial Statements. Attached as part of Schedule 4.2 to this Agreement are the audited financial statements for the Business for the fiscal years ended December 31, 1994, 1995 and 1996, and the unaudited financial statements for the Business for the fiscal year ended December 31, 1997 and the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, certified in each such case by the Chief Financial Officer of the Seller, together with the related notes and schedules attached to those financial statements (collectively the "Financial Statements;" provided that at the Closing Date, the Financial Statements shall include the audited financial statements for the Business for the fiscal year ended December 31, 1997). The Financial Statements are, and the Closing Date Balance Sheet will be, in accordance with the books and records of the Seller, prepared in accordance with generally accepted accounting principles (except that any monthly financial statements of the Seller provided do not contain the notes required by generally accepted financial principles) applied on a consistent basis and fairly present the financial condition and results of operation at the date or for the periods so indicated. The reserve or allowance information reflected in the Financial Statements, the Acquisition Balance Sheet, the Closing Acquisition Balance Sheet and the Closing Date Balance Sheet is or will be prepared in accordance with a methodology consistent with prior periods, is reasonable under the circumstances based on the Company's commitments and experience and represents the Company's best estimates of such reserves. Except as provided in the Financial Statements, or as fully disclosed in
Schedule 4.2, the Seller has no liabilities or obligations (whether accrued, absolute, contingent, whether due or to become due or otherwise) which might be or become a charge against the Subject Assets, including any "loss contingencies" considered "probable" or "reasonably possible" within the meaning of the Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 5, except trade payables and similar liabilities and obligations incurred in the ordinary and regular course of business since the date of the Financial Statements.

     Section 4.3 Leased Property. Attached as Schedule 4.3 are true and complete copies of the leases of personal property which constitute a portion of the Subject Assets (the "Leases"). Schedule 4.3 also separately designates which Leases require the consent, waiver or approval of the other parties thereto for the valid and effective transfer to the Buyer. The Leases are the valid and legally binding obligations of the Seller and the lessors thereunder, enforceable in accordance with their respective terms, and are in full force and effect. Except as set forth on Schedule 4.3, the Seller has received no notice of default or breach under any of the Leases, none of the Leases are in default, and no event has occurred
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which, with the passage of time or the giving of notice or both, would constitute a default thereunder. All consents necessary to assign the Leases to the Buyer will be obtained by the Seller and delivered to the Buyer at the Closing.

     Section 4.4 Good Title to and Condition of the Subject Assets; Fixed Assets. The Seller has valid leasehold interests in all of the leased property which are part of the Subject Assets and good and marketable title to all other Subject Assets, free and clear of all Liens, except those set forth in Schedule 4.4 (which, other than the Assumed Liabilities, shall be satisfied and discharged in full on or prior to the Closing). All of the Fixed Assets are in good operating condition, normal wear and tear excepted, and are available for immediate use in the business and operation of the Subject Assets. Schedule 4.4 sets forth a list of all of the physical locations of the Fixed Assets, including a street address for each such location. With the exception of the Excluded Assets, the Subject Assets constitute all of the assets necessary to operate the Business in the ordinary course consistent with past practices.

     Section 4.5 Intentionally omitted.

     Section 4.6 Taxes. All federal, state and local tax returns and reports required to be filed by the Seller with respect to the Business have been or will be timely filed with the appropriate governmental authorities in all jurisdictions in which such returns and reports are required to be filed, which returns and reports were and will be true and correct for the period for which they were filed or are to be filed. All federal, state and local income, ad valorem, profits, franchise, sales, use, occupation, property, excise, gross receipts, employment, unemployment, regulatory assessment fees and other taxes, fees and assessments (including interest and penalties, if any) payable by the Seller with respect to the Business on or prior to the date hereof were paid when due, and will be paid to the extent they become due and payable after the date hereof with respect to periods on or prior to the Closing Date, including the $32,764 payment for additional taxes and interest outstanding for the 1994 Internal Revenue Service audit of the Seller, which audit is now closed. There are no unpaid taxes which are or could become a Lien on the Subject Assets. No tax liens have been filed against the Subject Assets of the Seller. There are no audits pending with respect
to the Seller with any governmental authority.   The charges, accruals and
reserves with respect to taxes on the books of the Seller are adequate (as determined in accordance with generally accepted accounting principles). All taxes that the Seller is or was legally required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authority. All individuals that the Seller treats as independent contractors are not "employees" (within the meaning of Section 3121 (d)(2)(1) of the Code or Section 3(6) of ERISA) for purposes of any federal, state or local taxes.

     Section 4.7 Insurance. The Seller has maintained and is maintaining with financially responsible insurance companies insurance with respect to the Seller's employees and assets insuring the Seller against such casualties and contingencies and of such types and amounts as are reasonably adequate for the size and scope of the Business. Set forth in
Schedule 4.7 to this Agreement is a list of all policies of liability, products liability, errors and omission, property damage, fire, workers' compensation/employer's liability, accounts receivable or other forms of
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insurance owned or carried by the Seller and the names of insurance agents and/or brokers providing this insurance coverage, and of all performance bonds and letters of credit securing any obligations of the Seller maintained by the Seller in the conduct of the Business or relating to the Subject Assets, true, complete and correct copies of which have been provided to the Buyer. The Seller has no self-insurance arrangement by or affecting the Seller. The Seller has received no notification from any insurance carrier denying or disputing any claim made by the Seller, denying or disputing any coverage for any claim, denying or disputing the amount of any claim, or regarding the possible cancellation of any policies. The Seller has not received (i) any notice of cancellation of any policy, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, (iii) any other indication that such policies are no longer in full force and effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder, or (iv) any refusal of coverage or any notice that a defense will be afforded with reservation of rights. All premiums due on such policies have been paid, and the aggregate amount of all claims under such policies do not exceed policy limits. The Seller has given notice to the insurers of all claims that may be insured thereunder.

     Section 4.8 Compliance; Regulatory Matters. The Seller has all necessary regulatory and environmental permits and approvals to conduct the Business. The Seller is operating in compliance with all applicable foreign, federal, state and local statutes, regulations and codes (collectively, the "legal requirements"), including, without limitation, those relating to the packaging, manufacturing, distribution, distribution, labeling, advertising and marketing of its products, and has received no written notice to the contrary. There is no existing legal requirement (including, without limitation, environmental requirements) with a future compliance date that will require operational changes or capital expenditures at the Seller's facilities in which the Business is operated. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time, or both) constitute or result, directly or indirectly, in a violation by the Seller of, or a failure on the part of the Seller to comply with, any legal requirements.

     Section 4.9 Litigation. Except as set forth in Schedule 4.9, there are no actions, suits, proceedings, complaints, claims, governmental investigations, administrative proceedings or arbitration or mediation proceedings (collectively, the "Proceedings") pending or, to the best knowledge of the Seller, threatened against the Seller which may affect the Business or any of the Subject Assets. All Proceedings described on
Schedule 4.9 are being diligently prosecuted and are adequately covered by insurance or adequate reserves have been set aside therefor on the Financial Statements. There are no outstanding orders, decrees or stipulations issued by any arbitrator or local, state, federal or foreign court, governmental agency or regulatory body in any proceeding relating to the Business or the Subject Assets.

     Section 4.10 No Adverse Changes. Other than as described on Schedule 4.10, since December 31, 1996, there has not been (except as otherwise contemplated or permitted by this Agreement and provided, that at the Closing Date, all representations made in this Section 4.10 shall be made since December 31, 1997 if the 1997 Audited Financial Statements are available, and provided further, that the representations set forth in (d)
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and (e) shall be made as of December 31, 1997 even if the 1997 Audited
Financial Statements are not available at the Closing Date):

     (a) any sale, lease or other disposition of any of the Subject Assets, other than in the ordinary course of business;

     (b) any damage, destruction, loss or other change (whether or not insured) materially and adversely affecting the Subject Assets or operation of the Subject Assets;

     (c) any loans or advances by or to the Seller or any of its shareholders which in any way create Liens on the Subject Assets;

     (d) payment or increase by the Seller of any bonuses, salaries or other compensation to any employee of the Business or entry into any employment, severance or similar contract with any officer of the Business or, as to any employee of the Business, which is not in the ordinary course of business and at compensation levels consistent with prior practices;

     (e) adoption of, or increase in, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of the Business;

     (f) change in the accounting methods followed by the Seller with respect to the Business;

     (g) suffered any material adverse change in its financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or operations;

     (h) incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise), except items incurred in the ordinary course of business and consistent with past practice;

     (i) increased, or experienced any material change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

     (j) conduct of the Business other than in the ordinary course of business; or

     (k) agreement or commitment, whether or not in writing, to do any of the foregoing by or on behalf of the Seller.

     Section 4.11 Real Property. The Seller owns no real property relating to the Subject Assets or the Business.

     Section 4.12 Labor Relations. The Seller is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union relating to the employees of the Business, and, to the best knowledge of the Seller, there has been no effort by any labor union during the twenty-four (24) months prior to the date of this Agreement to organize any employees of the Business into one or more collective bargaining units. Except as set forth in Schedule 4.12: (a) the Seller is in compliance with all federal, state and local laws regarding employment and employment practices, conditions of employment, wages and hours with respect to the Business; (b) the Seller is not engaged in unfair labor practices, and
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there are no unfair labor practice complaints or grievances pending or, to the best knowledge of the Seller, threatened against the Seller before the National Labor Relations Board relating to employees of the Seller who are employed in connection with the Business, (c) there are no EEOC violations or age, sex, racial or other employment discrimination claims charged, pending or, to the best knowledge of the Seller, threatened against the Seller relating to employees of the Business, and (d) there is no labor strike, dispute or work stoppage pending or, to the best knowledge of the Seller, threatened against or involving the Business or at the current customer locations which may affect the Business or which may interfere with its continued operation, and there has been no strike, walkout or work stoppage involving any of the employees of the Seller employed with respect to the Business or at the current customer locations during the twenty-four
(24) months prior to the date of this Agreement.

     Section 4.13 Employee Benefits. The ERISA Employer does not maintain or contribute to, nor at any time since it was organized, has maintained or contributed to: (a) any non-qualified deferred compensation or retirement plans or arrangements; (b) any qualified defined contribution retirement plans or arrangements; (c) any qualified defined benefit pension plan; (d) any other plan, program, agreement or arrangement under which former employees of the ERISA Employer or its beneficiaries are entitled, or current employees of the ERISA Employer will be entitled following termination of employment, to medical, health or life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or (e) any other employee benefit, health, welfare, medical, disability, life insurance, stock, stock purchase or stock option plan, program, agreement, arrangement or policy, except as described in
Schedule 4.13 attached to this Agreement, and as to which the Buyer is assuming no obligation or liability as provided in Section 1.3.

     Section 4.14 Contracts. Schedule 4.14 sets forth all contracts involving: (a) all distribution agreements, commitments and arrangements, whether written or oral, with any material manufacturers or suppliers and license agreements (the "Distribution Agreements"); (b) all marketing and advertising agreements; (c) all employment agreements and agreements with customers and third party independent contractors (including sales representatives); (d) any written guaranty or similar undertaking by the Seller relating to the Business; (e) all loan agreements to which the Seller is a party or which bind the Subject Assets; (f) a description of agreements with retail accounts, fulfillment houses, third party beauty advisers and other third parties relating to advertising, merchandising and promotions not reduced to a written agreement; (g) all purchase orders; and
(h) any other contract, commitment or obligation (whether lump sum or installment and whether or not reduced to writing) to or from the Seller relating to the Business in excess of $5,000 and which is not terminable at will, without cost or penalty to the Seller, upon 30 days notice by the Seller. The Seller has delivered to the Buyer true and complete copies of the Contracts described in Schedule 1.1(b) and all amendments thereto, and will deliver, immediately prior to the Closing, all amendments, addendums and supplements thereto. Except for the consents listed on Schedule 4.14, the Seller has full legal power and authority to assign its rights under the Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability or continuity of any of such Contracts. The Contracts are valid and binding obligations, enforceable in accordance with their respective terms, in full force and effect and, except as set forth on Schedule 4.14, there are no defaults (or
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events which with notice or the passage of time, or both, could constitute defaults) under any of the Contracts by the Seller or, to the best knowledge of the Seller, by any other party thereto. All consents, waivers, approvals and authorizations which may be required with respect to the transactions contemplated hereby are listed on Schedule 4.14 and will be obtained by the Seller and delivered to the Buyer at the Closing (the consents described on Schedules 4.3, 4.14 and 4.16 hereinafter collectively referred to as the "Consents"). Schedule 4.14 also sets forth for each of the Distribution Agreements the minimum purchase requirements for such agreements and the current price lists. With respect to the Distribution Agreements, the Seller has complied with all terms and conditions thereof. To the best knowledge of the Seller, there is no reason to believe that the benefits of any relationship with a material supplier or manufacturer will not continue to be available to the Buyer or that any such relationship will be changed in an adverse manner.

     Section 4.15 Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement and each of the other agreements contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement and such other agreements have been duly authorized by all necessary corporate and shareholder action on the part of the Seller and the Shareholders. This Agreement and the other agreements contemplated by this Agreement have been duly executed and delivered by the Seller and the Shareholders and are the valid and binding obligations of the Seller and the Shareholders enforceable in accordance with their respective terms, subject as to enforceability only to bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Seller, or, except for the filing and waiting period requirements (the "HSR Requirements") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), of any law, ordinance or regulation or any decree, judgment, injunction or order of any court, arbitrator or administrative or other governmental body which is either applicable to, binding upon or enforceable against, the Seller or the Subject Assets; (b) except for the Consents, violate, conflict with or result in any breach of, result in any modification of the effect of, otherwise give any contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any mortgage, contract, agreement, indenture, trust or other instrument which is either binding upon or enforceable against the Seller, the Shareholders or the Subject Assets; (c) except for the Consents, result in the imposition or creation of any Lien on any of the Subject Assets or accelerate any indebtedness of the Seller or to which the Subject Assets may be bound; or (d) breach, impair or in any way limit any governmental or official license, approval, permit or authorization of the Seller relating to the Business.

     Section 4.16  Consents. Except as set forth on Schedule 4.14 or 4.16:
(a) no consent or approval of any public body or other governmental authority, and (b) no consents, approvals or waivers from other parties, in each such case whether with respect to the Contracts, Licenses or other instruments to be assumed by the Buyer, are required to be obtained by the Seller as a result of the transfer of the Subject Assets and Assumed Liabilities contemplated by this Agreement, the execution, delivery and performance of this Agreement and each of the other agreements contemplated
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by this Agreement and the consummation of the transactions contemplated by this Agreement and such other agreements.

     Section 4.17 Employees; Independent Contractors. The Seller is in compliance with all federal, state and local laws, rules and regulations relating to the employment authorization of its employees (including, without limitation, the Immigration Reform and Control Act of 1986, as amended and supplemented, and Sections 212(n) and 274A of the Immigration and Nationality Act, as amended and supplemented, and all implementing regulations relating thereto), and the Seller is not employing any unauthorized aliens (as such term is defined under 8 CFR 274a.1(a)(1994)). To the best knowledge of the Seller, no former or current employee or consultant of the Business is a party to, or is otherwise bound by, any agreement or arrangement, including, without limitation, any confidentiality, non-competition or proprietary rights agreement, between such individual and any other person that in any way adversely affects the performance of his duties or the ability of the Seller to conduct its Business. Except as set forth on Schedule 4.17, the Seller has no arrangements with independent contractors; all such arrangements with independent contractors are terminable at will by the Seller without penalty.

     Section 4.18 Books and Records. The books and records of the Seller relating to the Business, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with sound business practices and generally accepted accounting principles, including, without limitation, the maintenance of an adequate system of internal controls.

     Section 4.19 Governmental Filings. Any and all filings required to be made pursuant to any local, state or federal law, regulation or ordinance due as of or before the Closing Date and which may be due as a result of the Closing or for periods ending prior to the Closing Time has or will be timely filed by the Seller.

     Section 4.20 Inventory. Attached as Schedule 4.20 is a report containing a listing of Inventory as of January 31, 1998 (the "Acquisition Inventory Listing Report"), which report shall be updated as of the date of the Closing Acquisition Balance Sheet and as of the Closing Date Balance Sheet (as updated, the "Closing Inventory Listing Report"). The Acquisition Inventory Listing Report and the Closing Inventory Listing Report as of their respective dates are true, complete and correct and have been prepared in a manner disclosed to the Buyer. All Inventory, whether or not reflected on the balance sheet of the Seller, consists of a quality and quantity which are salable and merchantable in the ordinary course of business, except for obsolete items and items of below-standard quality all of which have been written off or written down to net realizable value on the balance sheet of the Financial Statements. The quantities of each type of Inventory are not excessive, but are reasonable and warranted in the present circumstances of the Seller. Schedule 4.20 also sets forth a list of all of the physical locations of the Inventory, including a street address for each such location. Schedule 4.20 also sets forth a list of all of the Seller's customers who have returned finished goods and products relating to the Business for fiscal 1996 and 1997, the current returns policies of the Seller with respect to its customers and their approximate rate of returns for fiscal 1996 and 1997, which schedule shall be updated as of the Closing Date. All of the Returns received by the Seller on or
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before the date hereof, and on or before the Closing Date, have been returned in the ordinary course of business and are from sales made to customers for which the Seller accepts returns in the ordinary course of business, and, as of the date hereof, the Seller has taken no action, and through the Closing Date will take no action, to cause or solicit Returns.

     Section 4.21 Report by Customer and by Item. Schedule 4.21 sets forth a report by customer and by item for the twelve months ended December 31, 1997 and the month ended January 31, 1998 (the "Gross Sales Report"), which shall be updated for subsequent monthly periods or fractions thereof as of the Closing Date. The Gross Sales Report is, and as updated at the Closing Date will be true, complete and correct. Other than as described in
Schedule 4.21, since the most recent date reflected in the Gross Sales Report set forth in Schedule 4.21, there has not been (except as otherwise contemplated or permitted by this Agreement) any material adverse change affecting the conduct of the Business other than in the ordinary course of business or the relationship with any material customer.

     Section 4.22 Trade Payables. Attached as Schedule 4.22 is a true, complete and correct list of all of the outstanding trade payables (by account) of the Seller as of January 31, 1998 (the "Trade Payables Report"), which schedule shall be updated as of the date of the Closing Acquisition Balance Sheet and the Closing Date Balance Sheet with respect to outstanding trade payables (by account) which are incurred after the date hereof in the ordinary course of business and associated with the Subject Assets and are not otherwise obligations or indebtedness of any affiliate of the Seller, and which shall be a true, complete and correct listing thereof on such date.

     Section 4.23 Accounts Receivable. Attached as Schedule 4.23 is an report containing a listing of Accounts Receivable as of January 31, 1998 (the "Acquisition Accounts Receivable Report"), which report shall be updated as of the date of the Closing Acquisition Balance Sheet and as of the Closing Date Balance Sheet. The Acquisition Accounts Receivable Reports as of their respective dates are true, complete and correct (other than with respect to any reserve information, which is based on the Seller's best estimate as set forth in Section 4.2) and have been prepared in a manner disclosed to the Buyer. All Accounts Receivable as reflected on the latest balance sheet included in the Financial Statements, and all Accounts Receivable arising subsequent to the date of such balance sheet (including those in the Acquisition Balance Sheet, the Closing Acquisition Balance Sheet and the Closing Date Balance Sheet), (i) represent valid; to the best of the Seller's knowledge, undisputed; and bona fide obligations due to the Seller, enforceable in accordance with their respective terms, (ii) to the best of the Seller's knowledge, are not subject to any defense, offset or counterclaim, and (iii) are subject only to a reserve or allowance for bad debts, returns, advertising or adjustments all of which are separately identified and computed in a manner consistent with past practice, and have been collected or are collectible in the ordinary course of business of the Seller. This representation shall not be construed as a guarantee from the Seller that all of the Receivables delivered at the Closing will in fact be collected by the Buyer.

     Section 4.24 Related Parties. Except as set forth on Schedule 4.24, neither the Seller nor any of its officers, directors or stockholders (collectively, the "Related Parties") owns, directly or indirectly, (a) any
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interest in a competitor, supplier or customer of the Seller, (b) any property, assets or right, real, personal or mixed, tangible or intangible, which is utilized in the operation of the Seller's business, or (c) has an interest in, or is, directly or indirectly, a party to any contract, agreement, lease or arrangement pertaining or relating to the Seller's business.

     Section 4.25 Promotional Obligations. Schedule 4.25 contains a true, complete and correct listing of the agreements or commitments with respect to all production, media, advisory, promotional, catalog or other fees and expenses paid by the Seller prior to the Closing Date for television, radio and print advertising or other promotional activities relating exclusively to the products distributed by it which will air, appear, run or occur after the Closing Date (the "Promotional Obligations"), and identifies the amount of such expenses and to whom paid as of the date of this Agreement.
Schedule 4.25 shall be updated as of the Closing Date.

     Section 4.26 Intentionally omitted.

     Section 4.27 Accuracy of Information. No representation, statement or information made or furnished by the Seller, the Shareholders or their representatives to the Buyer, including those contained in this Agreement and the various schedules attached to this Agreement and the other information and statements referred to in this Agreement and furnished by the Seller or its representatives to the Buyer pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained in this Agreement and the schedules not misleading. There is no fact known to the Seller or the Shareholders that has specific application to the Business (other than the Excluded Assets) and that materially adversely affects the assets, business, prospects, financial condition or results of operations with respect to the Business (other than the Excluded Assets) that has not been set forth in this Agreement.

                                 ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE BUYER

     In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated under this Agreement, the Buyer represents and warrants:

     Section 5.1 Organization, Power and Authority. The Buyer is a corporation duly organized and validly existing under the laws of the State of Florida, with full corporate power and authority to enter into this Agreement and perform its obligations under this Agreement.

     Section 5.2 Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement and such other agreements have been duly authorized by all necessary corporate action of the Buyer. This Agreement has been duly executed and delivered by the Buyer and is the valid and binding obligation of Buyer enforceable in accordance with its terms, subject as to enforceability only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will conflict with or violate any provision
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of the Articles of Incorporation or Bylaws of the Buyer, or, subject to HSR
Requirements, of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Buyer.

     Section 5.3 Consents. Except for filings and consents required pursuant to the HSR Act, and the consents set forth in Schedule 5.3, no consent, action, permit, license, approval or authorization of, or material registration, declaration or filing with, any person or a governmental entity is required or necessary to be obtained by the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement, including the consummation of the transactions contemplated hereby.

                                 ARTICLE VI
                     ADDITIONAL COVENANTS OF THE SELLER

     Section 6.1 COBRA Obligations. From and after the Closing Date, the Seller agrees to pay and be liable for, and shall assume, indemnify, defend and hold harmless the Buyer from and against and in respect of, any Liabilities (as hereinafter defined) incurred by or assessed against the Buyer that arise under Sections 4980B and 5000 of the Code and with respect to any failure to comply by the Seller with the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, which failure occurs with respect to any person who is or was a current or former employee of the Seller or any qualified beneficiary of such employee (as defined in Section 4980B(g)(1) of the Code). For purposes of this Section, references to the Code and ERISA shall include references to any provision of such statutes as they may be amended from time-to-time.

     Section 6.2 Conduct of Business Pending the Closing. After the execution and delivery of this Agreement and until the Closing (the "Pre-Closing Period"), except as otherwise permitted by this Agreement or as provided by the prior written consent of the Buyer:

     (a) The Business will be conducted only in the ordinary course of business consistent with past practices, which shall include, without limitation, operating in compliance with all applicable laws, regulations and administrative orders of any federal, state or local governmental authority, the maintenance in force of all insurance policies, fidelity bonds and performance bonds currently in force and effect and the maintenance of the Subject Assets in good operating condition and repair.

     (b) The Seller shall use its best efforts to maintain the goodwill of the Business and of the Business' customers, contractors, agents, suppliers, licensors, distributors, and others having business relationships with the Seller. In connection herewith, the Seller shall cooperate with the Buyer in (i) the execution and delivery of correspondence to customers advising them of the execution of the Agreement and, in the case of electronic data interchange ("EDI") accounts, requesting that the customers take steps as soon after the date of the letter to transfer their EDI accounts to the Buyer, which transfer is to be effective as soon after the Closing as possible, and (ii) making available to the Buyer the services of the President of the Seller to visit key customer accounts (the costs of which shall be to the Buyer's account) and to participate in conference calls with certain other customer accounts.
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     (c)  The Seller will not enter into any contract or commitment, including, without limitation, commitments with customers for promotions, returns and advertising, in excess of $50,000, or amend or voluntarily terminate or violate the terms of any material Contract or arrangement with an existing supplier or customer (or waive any substantial right thereunder) without the prior written consent of the Buyer.

     (d) The Seller will not incur any obligation, including obligations relating to the borrowing of money or the guarantee of any indebtedness, or create or assume any Liens, except in the ordinary course of business or with the prior written consent of the Buyer.

     (e) The Seller will conduct the affairs of the Business in such a manner so that the representations and warranties contained in Article IV shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

     (f) The Seller shall not make any fee, wage or salary increase or enter into any employment or consulting agreement (not terminable at will), in either such case with respect to the employees of the Business nor award or agree to award any bonuses, commissions or dividends except for the severance arrangement developed for its employees to be paid following the Closing.

     (g) The Seller shall not lease, sell, transfer or otherwise dispose of any of the Subject Assets other than in the ordinary course of business or with the consent of the Buyer; provided that the prior written consent of the Buyer, which consent shall not be unreasonably withheld, shall be required with respect to any (i) sale of fragrance products obtained from the principal suppliers of the Seller to wholesalers, or (ii) sale which, in the aggregate with other sales to the same retailer during the Pre-Closing Period, exceed $50,000; provided that (ii) shall not apply with respect to sales to any of the Seller's major retail customers so long as they are in the ordinary course of business and so long as subsection 6.2(c) is complied with.

     (h) The Seller shall not make any capital expenditure or commitment for replacements or additions or structural improvements to property, plant, equipment or other capital assets in the aggregate in excess of $5,000.

     (i) The Seller shall cause Richard A. Eisner & Co., LLP or another independent public accounting firm reasonably acceptable to the Buyer to audit the financial statements of the Seller for the fiscal year ended December 31, 1997, at the sole expense of the Seller.

     (j) The Seller shall, within one business day of the date hereof, deliver notice to its sales representatives substantially in the form set forth in Schedule 6.2(j) and adhere to the terms thereof.

     (k) The Seller shall not commit, orally or in writing, to do any of the items (c), (d), (f), (g) and (h) of this Section 6.2.

     Section 6.3  Inspection.  Between the date hereof and the Closing
Date, the Buyer and its representative shall have full and complete access during normal business hours to the books, records and properties of the Seller relating to the Business and may make such reasonable inspections of
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such books, records and properties as they may deem reasonably necessary or advisable to evaluate the business and operations of the Business, and the Seller hereby agrees to cooperate fully with Buyer to facilitate such inspections and investigations, provided that the Buyer shall not unreasonably interfere with the business and operations of the Seller or the Business. The Buyer shall also have reasonable access to the Seller's employees, accountants, attorneys and customers with respect to the Business. The availability or actual delivery to the Buyer of information concerning the Business and its investigation of the Business shall not affect the covenants, representations, warranties, and indemnities of the Seller contained in this Agreement nor the Buyer's right to rely thereon.

     Section 6.4 Consents. The Seller shall use its best efforts to obtain so as not to delay the Closing all consents, approvals and authorizations necessary to effectuate the transactions contemplated by this Agreement.

     Section 6.5 Risk of Loss. The risk of any loss or damage to the Subject Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) shall be borne by the Seller at all times prior to Closing Time. If any such loss or damage shall be sufficiently substantial so as to preclude and prevent resumption of normal operations of any portion of the Business or the replacement or restoration of the lost or damaged property within twenty (20) days from the occurrence of the event resulting in such loss or damage (a "Material Loss"), the Seller shall immediately notify the Buyer in writing of its inability to resume normal operations or to replace or restore such lost or damaged property. The Buyer, at any time within ten (10) days after receipt of such notice, may elect by written notice to the Seller to either (a) waive such defect and proceed toward consummation of the transaction in accordance with terms of this Agreement, or (b) terminate this Agreement by delivering a written notice to such effect to Seller. If the Buyer elects to consummate the transactions contemplated hereby notwithstanding a Material Loss and does so, or if there occurs any loss or damage to the Subject Assets that is not a Material Loss but Seller cannot with reasonable diligence repair or replace the affected Subject Assets prior to Closing, all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage shall be delivered by the Seller to the Buyer, or the rights thereto shall be assigned by the Seller to the Buyer, and the Seller shall hold all such proceeds in trust for the Buyer until so delivered.

     Section 6.6  Inconsistent Actions.  Prior to the Closing, the
Seller and the Shareholders will not (a) take any action inconsistent with its obligations under this Agreement or which would hinder or delay consummation of the transactions contemplated hereby, or (b) enter into or conduct any discussions or encourage, solicit, initiate or participate in discussions or negotiations with, or provide information to, any other party concerning the transactions contemplated by this Agreement or otherwise with respect to the Subject Assets or the Business and shall promptly advise the Buyer of any solicitations with respect to such matters.

     Section 6.7 Notification. Between the date of this Agreement and the Closing Date, the Seller and the Shareholders shall promptly notify the Buyer in writing if it becomes aware of any fact or condition which renders or will render any representation untrue or incorrect or breaches, or will cause a breach of, any warranty or covenant made by the Seller in this
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Agreement.  Should any such fact or condition require any change in the
Schedules hereto, the Seller shall deliver to the Buyer a supplement(s) to the Schedules specifying such change(s). Delivery of such supplements shall be for information purposes only and shall not modify in any such respect any representation, warranty, covenant or condition contained herein.

     Section 6.8 WARN. The Seller has not, and will not, take any action which would be deemed to cause a "plant closing" or "mass layoff" (as those terms are defined in WARN) which would require notification to employees of the Seller or the Buyer pursuant to the provisions of WARN and the rules and regulations issued thereunder.

     Section 6.9 Confidentiality. The Seller agrees, whether before or after Closing, that it will, and will cause its directors, officers, employees, agents and authorized representatives to, hold in strict confidence all information obtained from the Buyer or which relates to this Agreement (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority other than a result of a breach of this covenant) and will not, and will ensure that such other persons do not, disclose such information to others without the prior written consent of the Buyer, provided that the Seller may provide such data and information: (a) in connection with obtaining any of the consents necessary to consummate the transactions contemplated by this Agreement; (b) in any filing required of the Seller by the Federal Trade Commission, the Department of Justice or other regulatory authority; and (c) in response to legal process or applicable government regulations, but only that portion of the data and information which, in the written opinion of the Seller's counsel, is legally required to be furnished and further provided that the Seller notifies the Buyer of its obligation to provide such confidential information and fully cooperates with the Buyer to protect the confidentiality of such data and information pursuant to the applicable provisions of the Freedom of Information Act.
If this Agreement is terminated for any reason, the Seller and such other persons shall not use such information and shall promptly return to the Buyer or destroy all tangible evidence thereof, including copies, which have been furnished to the Seller or such other persons.

                                ARTICLE VII
                     ADDITIONAL COVENANTS OF THE BUYER

     Section 7.1 Consents. The Buyer shall use its best efforts to obtain so as not to delay the Closing all consents, approvals and authorizations necessary to effectuate the transactions contemplated by this Agreement.

     Section 7.2 Confidentiality. The Buyer agrees, whether before or after Closing, that it will, and will cause its directors, officers, employees, agents and authorized representatives to, hold in strict confidence all data and information obtained from the Seller (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority other than a result of a breach of this covenant) and will not, and will ensure that such other persons do not, disclose such information to others without the prior written consent of the Seller, provided that the Buyer may provide such data and information: (a) to any financial institution, investment
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banking firm, banking institution or investors providing financing or contemplating providing financing to the Buyer for the purposes hereof; (b) in connection with obtaining any of the consents necessary to consummate the transactions contemplated by this Agreement; (c) in any filing required of the Buyer by the Securities and Exchange Commission, the Federal Trade Commission, the Department of Justice or other regulatory authority; (d) to the extent necessary for the conduct of the Buyer's business after the Closing; and (e) in response to legal process or applicable government regulations, but only that portion of the data and information which, in the written opinion of the Buyer, is legally required to be furnished and further provided that the Buyer notifies the Seller of its obligation to provide such confidential information and fully cooperates with the Seller to protect the confidentiality of such data and information pursuant to the applicable provisions of the Freedom of Information Act. If this Agreement is terminated for any reason, the Buyer and such other persons shall not use such information and shall promptly return to the Seller or destroy all tangible evidence thereof, including copies, which have been furnished to the Buyer or such other persons.

     Section 7.3 Cooperation with Books and Records. The Buyer shall use its best efforts to provide the Seller and the Shareholders with copies (or originals to the extent not reasonably necessary for Buyer's use in connection with the conduct of its business) of any Records which the Seller or the Shareholders reasonably require for the purpose of any tax filing or tax audit or for any other reasonable purpose not inconsistent herewith.

                               ARTICLE VIII
                       HART-SCOTT RODINO COMPLIANCE

     Section 8.1 HSR Filings. As soon as reasonably practicable after the date of this Agreement, but in no event later than two business days following the date hereof (the "Filing Dropdead Date"), the Seller and the Buyer shall each complete and file with the United States Federal Trade Commission ("FTC") and Department of Justice ("DOJ") the Premerger Notification and Report Form and related affidavits (collectively, the "Initial HSR Filing") required under the HSR Act with respect to the transactions contemplated by this Agreement. The Buyer shall be responsible for the fees payable to FTC or DOJ in connection with the Initial HSR Filing. The Buyer and the Seller shall each exercise their respective commercially reasonable efforts and cooperate with each other to secure the early termination or expiration of all applicable waiting periods under the HSR Act (the "HSR Early Termination") and shall use their respective commercially reasonable efforts to comply promptly with all requests for additional information, if any, received from the FTC or the DOJ.

                                ARTICLE IX
                CONDITIONS TO THE OBLIGATIONS OF THE BUYER

     The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

     Section 9.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Seller and the Shareholders in this Agreement shall be true and correct in all respects at the Closing Date as if made again on and as of the Closing Date. The
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Seller shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing.

     Section 9.2 Certified Resolutions. The Seller shall have delivered to the Buyer copies of resolutions adopted by the Board of Directors of the Seller and the Shareholders authorizing the transactions contemplated by this Agreement, certified as of the Closing by a secretary or assistant secretary of the Seller.

     Section 9.3 Receipt of Necessary Consents; HSR Act. All consents, waivers, estoppel letters, authorizations or approvals of third parties and governmental entities with respect to any of the transactions contemplated by this Agreement, including, without limitation, consent to assignment of the Contracts where required (and including the consent on terms and conditions acceptable to the Buyer of the Distribution Agreements), shall have been obtained and confirmed by written evidence reasonably satisfactory to the Buyer. The Seller shall have complied with the pre-merger notification requirements of the HSR Act and the statutory waiting period during which consummation of the transactions contemplated hereby is prohibited by the HSR Act shall have expired or the DOJ or the FTC shall have otherwise consented to the consummation of the transactions contemplated by this Agreement.

     Section 9.4 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the assignment, transfer or delivery of the Subject Assets to the Buyer or any other transaction contemplated by this Agreement, or which might materially adversely affect the right of the Buyer to own or operate in their entirety the Subject Assets.

     Section 9.5 Lien Searches. The Seller shall have delivered to the Buyer at least 10 days prior to the Closing Date the results of lien and judgment searches dated no earlier than January 28, 1998 with respect to the Subject Assets performed by the Seller at the office of the Secretary of State of the State of New York, and the appropriate offices in each county therein in which any of the Subject Assets are located.

     Section 9.6 UCC Statements. The Seller shall have delivered to the Buyer UCC-3 termination statements from Marine and FNBB and any other person or entity having a security interest in the Subject Assets, releasing the Subject Assets from all financing statements.

     Section 9.7 Consulting Agreement. Pappalardo shall have executed and delivered to the Buyer the Consulting Agreement.

                            ARTICLE X
             CONDITIONS TO OBLIGATIONS OF THE SELLER

     The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Time of each of the following conditions:
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     Section 10.1  Accuracy of Representations and Warranties and
Compliance with Obligations. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all respects at the Closing Date as if made again on and as of the Closing Date. The Buyer shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing.

     Section 10.2 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated hereby.

     Section 10.3 HSR Act. The Buyer shall have complied with the pre-merger notification requirements of the HSR Act and the statutory waiting period during which consummation of the transactions contemplated hereby is prohibited by the HSR Act shall have expired or the DOJ or the FTC shall have otherwise consented to the consummation of the transactions contemplated by this Agreement.

                           ARTICLE XI
                CERTAIN ACTIONS AFTER THE CLOSING

     Section 11.1 Further Assurances. After the Closing, upon the reasonable request of the other, each party shall execute and deliver all further documents and instruments and shall take such other steps as may be reasonably necessary to effectuate the transactions contemplated hereby.

     Section 11.2 Litigation. It is recognized by the parties to this Agreement that litigation may arise at some time in the future relating to the Seller, the Buyer, the Subject Assets or the Assumed Liabilities which may be related directly or indirectly to the period prior to the Closing or the period subsequent to the Closing, or both. Each of the parties to this Agreement agrees, therefore, that to the extent reasonable under the circumstances, it will fully cooperate with and provide information, records, documents and assistance of employees to the other parties with respect to any litigation or potential litigation in which the other party is or may be involved.

     Section 11.3  Accounts Receivable.  If after the Closing the
Seller shall receive any payment on account of the Accounts
Receivable, it shall hold such funds in trust for the Buyer and shall promptly endorse over and remit such payments promptly to the Buyer.

     Section 11.4 Transition Services. Subject to the terms hereof, the Seller agrees to maintain its facility at 34 Midland Avenue, Port Chester, New York (the "34 Midland Facility"), and sufficient employee staffing for the maintenance, security and shipping of the Subject Assets at the request of the Buyer through June 30, 1998; provided, however, that for a period of one month following the Closing Date (the "First Month"), the Seller shall also maintain the warehouse facility at 10 and 40 Traverse Avenue, Port Chester, New York and its employee staffing necessary to
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fulfill EDI orders for fragrance products from EDI customers while such customers have their EDI accounts transferred to the Buyer and any orders the Buyer is unable to fulfill on a timely basis following the Closing Date (as specified by the Buyer). Sales arising out of the fulfillment of all such orders shall be to the account of the Buyer, and the Seller shall forward to the Buyer all monies received from customers relating to such orders. The Buyer agrees to advance to the Seller at the Closing the amount of $275,000 to cover the Seller's operating expenses (including rent, utilities, insurance (general liability, real property and workers' compensation), labor and maintenance costs) for the first month following the Closing Date. At least seven days before the completion of the First Month and at least seven days before the completion of every two week period following the First Month (such two week period, the "Affected Period"), the Buyer shall provide the Seller with its operating expenses requirement for the Affected Period along with an advance to cover such expenses less any excess advances from prior periods. The Seller agrees to provide the Buyer with supporting documentation for the operating expenses for each Affected Period and to apply amounts received in excess of the actual operating expenses against the subsequent Affected Period operating expenses or alternatively, reimburse the Buyer for such excess. Notwithstanding any reductions in operating expenses in the Affected Periods, the Buyer shall be responsible for reimbursing the Seller for the rent, insurance (liability, workers' compensation and real property), utilities and security at the 34 Midland Facility through June 30, 1998.

     Section 11.5 Returns. The Closing Acquisition Balance Sheet and the Closing Date Balance Sheet shall set forth a reserve for returns of finished goods relating to the Business which, based on the Company's commitments and experience, represents the Seller's best estimate as of the date thereof (the "Reserve"). The parties agree that for one year following the Closing Date, any credits or monetary refunds for Returns which do not exceed the Reserve shall be to the account of and the sole responsibility of the Buyer and any credits or monetary refunds for Returns which exceed the Reserve shall be to the account of the Seller. To the extent that the aggregate of all credits and monetary refunds for Returns do not exceed the Reserve, the Buyer shall pay to the Seller, within 30 days after the anniversary of the Closing Date, the amount represented by (a) the Reserve less (b) the aggregate of all credits and monetary refunds for Returns issued by the Buyer during the year following the Closing Date. To the extent that the Buyer is charged with any credits or pays any refunds for Returns which exceed the Reserve, the Buyer shall have the right to set-off such amounts against payments due for Returns hereunder or payments due under the Debenture, and the indemnification basket set forth in
Section 12.1 shall not apply to offset such obligations. The Seller shall have the right, at its sole cost, to audit the Returns, including any associated credits and refunds, during business hours upon receipt of reasonable notice thereof. The Returns are part of the Subject Assets and shall be delivered to the Buyer in accordance with this Agreement and paid for in accordance with the following:
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     (a)  The Buyer shall only pay the Seller for those Returns which are of saleable quality which are delivered to the Buyer on or before May 31, 1998 (the "Returns Deadline");

     (b) The purchase price that the Buyer shall pay for all Returns delivered to the Buyer before the Returns Deadline shall be the Seller's standard cost as of such date for Inventory applicable to the finished good or product;

     (c) Payments for the Returns shall be made on a monthly basis within thirty (30) days after each month following the Closing
Date, with the last payment due 30 days after the Returns Deadline;
and

     (d) Returns received by the Buyer after the Returns Deadline (including Returns which the Seller delivers to Buyer as required herein) will not require consideration to be paid to Seller.

                           ARTICLE XII
                         INDEMNIFICATION

     Section 12.1 Indemnity by the Seller. The Seller and the Shareholders, jointly and severally, agree to indemnify and hold the Buyer and its affiliates and their respective officers, directors, employees and agents and (collectively, the "Buyer Indemnitee") harmless from all Liabilities incurred or suffered by any of the Buyer Indemnitee. For this purpose, "Liabilities" shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, interest and damages (including reasonable attorneys' fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Buyer Indemnitee or any of them arising from, in connection with or as a result of (a) any false or inaccurate representation or warranty made by or on behalf of the Seller in or pursuant to this Agreement; (b) any default or breach in the performance of any of the covenants or agreements made by the Seller in or pursuant to this Agreement; (c) the operation of the Business or the Subject Assets by the Seller, including, without limitation, the provision of any services or goods provided by the Seller or its employees or consultants, on or prior to the Closing Time; (d) any obligation or liability of the Seller which is not assumed by the Buyer; (e) the Excluded Assets; and (f) any breach of the Distribution Agreements prior to the Closing Time; provided, however, that the Seller and the Shareholders shall not be required to pay for Liabilities except to the extent that the aggregate amount of such Liabilities exceed $75,000 (and then only to the extent of such excess), and provided further that the foregoing shall not be applicable with respect to fraud or pursuant to Section 11.5. The obligation of the Seller and the Shareholders to indemnify the Buyer for, and hold the Buyer harmless against, the Liabilities under this Section shall not exceed $4,000,000 (except in the case of fraud, in which case it shall not exceed the Purchase Price) and, except as provided in
Section 12.4, shall survive the Closing for a period of two years.
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     Section 12.2   Indemnity by the Buyer.  The Buyer agrees that
it will indemnify and hold the Seller harmless from all Liabilities incurred or suffered by the Seller. For this purpose, "Liabilities" incurred by the Seller means all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, interest and damages (including reasonable attorneys' fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Seller, arising from, in connection with or as a result of (a) any false or inaccurate representation or warranty made by or on behalf of the Buyer in or pursuant to this Agreement; (b) any default or breach in the performance of any of the covenants or agreements made by the Buyer in this Agreement; or (c) the operation of the Business or the Subject Assets after the Closing Time by the Buyer; provided, however, that the Buyer shall not be required to pay for Liabilities except to the extent that the aggregate amount of such Liabilities exceed $75,000 (and then only to the extent of such excess). The obligation of the Buyer to indemnify the Seller for, and hold the Seller harmless against, the Liabilities under this Section shall not exceed $4,000,000 and shall survive the Closing for a period of two years, except as provided in Section 12.4.

     Section 12.3   Procedure for Indemnification

     (a) In the event any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in Liabilities, the indemnified party shall give written notice to such effect to the indemnifying party promptly upon becoming aware thereof. In such event, within 20 days after written notice by the indemnified party (the "Notice") of such demand, claim or lawsuit, the indemnifying party shall have the right, at its sole cost and expense, to take and assume full control of the defense thereof and to hire counsel (which counsel shall be reasonably satisfactory to the indemnified party) to defend any such demand, claim or lawsuit (provided, however, that the failure to give such Notice shall not relieve the indemnifying party of its obligations hereunder unless, and only to the extent that, such failure caused the damages for which the indemnifying party is obligated to be greater than they would otherwise have been had the indemnified party given prompt notice hereunder). Thereafter, the indemnified party shall be permitted to participate in such defense at its sole cost and expense, provided that, if the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party or if the indemnifying party proposes that the same counsel represent both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the indemnified party shall have the right to retain its own counsel at the cost and expense of the indemnifying party. In the event that the indemnifying party shall fell to respond within 20 days after receipt of the Notice from the indemnified party of any such demand, claim or lawsuit, then the indemnified party may retain counsel and conduct the defense of
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such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the indemnifying party.

     (b) With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid in advance of settlement or final adjudication thereof on a current basis within 30 days of receipt from the indemnified party of such supporting documentation as the indemnifying party may reasonably request.

     Section 12.4 Limitations; Survival. The representations and warranties of the parties shall survive the Closing for a period of two years from the Closing Date, in each such case notwithstanding any investigation made by or on behalf of the Buyer, provided that the representations and warranties as to Tax Claims (as hereinafter defined) shall survive for a period of six years from the Closing Date. For purposes hereof, Tax Claims means any claim based upon, arising out of, or otherwise in respect of, any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Seller or the Shareholders contained in this Agreement relating to taxes, including, without limitation, those contained in Sections 4.6 and 4.13 hereof. Notwithstanding anything to the contrary contained in this Agreement, these limited survival periods shall not apply to a fraudulent acts or omissions. No action or proceeding may be brought with respect to any of the representations and warranties unless written notice thereof shall have been delivered to the Buyer or the Seller, as the case may be, prior to the expiration of such applicable survival period.

     Section 12.5 Offset; Security Interest. As security for the obligations of the Seller and the Shareholders under this Article XII, whether presently existing or hereafter created or incurred, the Seller hereby assigns and grants to the Buyer a continuing security interest in the Debenture together with all sums due and to become due thereunder, and agrees that, in order to perfect its security interest therein, the Buyer shall hold the Debenture in accordance with the terms and conditions of this Section 12.5. In the event of any Liabilities arising under Section 12.1, the Buyer shall be entitled to offset such Liabilities, in whole or in part, against any remaining principal balance under the Debenture upon written notice (the "Offset Notice") to the Seller specifying in reasonable detail the basis for such offset, and the amount of such offset. Nothing herein shall be construed to limit the Seller's and the Shareholders' obligation to indemnify the Buyer for such Liabilities. The exercise of such right of offset by the Buyer in good faith, whether or not ultimately determined to be justified, shall not constitute an event of default under this Agreement. Neither the exercise of, nor the failure to exercise, such right of offset shall constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies available to it. Without limiting the foregoing, and in addition to any other rights and remedies it may have, the Buyer shall have all of the rights of a "secured party" under the Uniform Commercial Code as in effect in the State of Florida. The Buyer agrees to repay any portion of the Debenture which is due the Seller in accordance with the terms thereof and which is not necessary to cover any pending
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offset or claims for Liabilities under this Article XII by the
Buyer. In the event that, upon resolution of any claim for which the Buyer has offset or held back against amounts under the Debenture, the amount due and owing to the Buyer or any third party (plus reasonable attorneys' fees and disbursements or other amounts incurred by the Buyer relating thereto) is less than the amount offset or held back, then the Buyer shall promptly deliver to the Seller a check for the excess amount.

                             ARTICLE XIII
                           NON COMPETITION

     Section 13.1   Noncompetition Agreement.

     (a) During the period commencing on the Closing Date and ending five years from the Closing Date, the Seller will not, directly or indirectly or through an affiliate:

          (i) as an individual proprietor, owner, partner, stockholder, officer, employee, director, consultant, agent, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent of the total outstanding stock of any company the securities of which are traded on a regular basis on recognized securities exchanges or any national over-the-counter market), alone or in association with others, or in any capacity, own, manage, operate, control, consult with, provide financing to, be employed by, or invest in, any business competitive with that of the Buyer, including, without limitation, the manufacture, distribution and marketing of perfume and other fragrance products or related services or business in the United States;

          (iii) recruit or otherwise solicit or induce any person (natural or otherwise) who is or becomes an employee or consultant of the Buyer to terminate his or her employment with, or otherwise cease his or her relationship with, the Buyer or any of its affiliates, or hire any such employee or consultant who has left the employ of the Buyer or its affiliates within one year after termination of such employee's or consultant's employment with the Buyer or its affiliates;

          (iv) solicit or attempt to solicit any licensors, licensees, suppliers, manufacturers, customers or clients of the Buyer.

     (b) The restrictions set forth in clause (a) above are considered by the parties to be reasonable for the purposes of protecting the business investment of the Buyer and its legitimate business interests, it being acknowledged that the business of the Seller and that of the Buyer are conducted throughout the United States. In view of the substantial harm which would result from a breach or threatened breach by any of the Seller or its affiliates of the covenants contained in clause (a) hereof, the parties agree that such covenants shall be enforced to the maximum extent permitted by law. If any such covenant or portion thereof is found by any court of competent jurisdiction to be illegal, void or unenforceable because it extends for too long a period of time or
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over too broad a range of activities or in too large a geographic area or for any other reason, however, such restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable or otherwise so as to render the covenant enforceable.

     (c) The foregoing five-year period shall be tolled for any period(s) of violation or period(s) of time required for litigation to enforce the covenants herein in the event that no preliminary injunction is issued against the Seller and the Buyer is the prevailing party.

     (d) The Seller acknowledges and agrees that the provisions hereof are necessary and desirable to ensure that the Buyer obtains the benefit of its bargain under this Agreement and that the covenants contained herein are a material and integral part of this Agreement and necessary to protect the legitimate business interests of the Buyer. The Seller further acknowledges and agrees that, due to its knowledge of the Business, any subsequent competition would irreparably harm the Buyer and deny the Buyer the benefit of the bargain of the parties as contained in this Agreement and that the only effective way of protecting the Buyer is to enter into a non-competition agreement on the terms and conditions contained herein.

     Section 13.2 Remedies. In the event of a breach or threatened breach of the provisions of Section 13.1, the parties acknowledge and agree that the Buyer would suffer irreparable harm and that monetary damages would be inadequate. Accordingly, in addition to all other remedies to which the Buyer may be entitled, at law or in equity, the Buyer shall be entitled to seek specific performance and/or injunctive relief without the necessity of posting a bond in the event of any such breach or threatened breach.

                           ARTICLE XIV
                           TERMINATION

     Section 14.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, but not later than the Closing Date:

     (a)  by mutual written consent of the Buyer and the Seller;

     (b) by the Buyer, in its sole discretion, if any of the representations or warranties of the Seller or the Shareholders contained herein are not in all material respects true, accurate and complete or if the Seller breaches or falls to comply with any covenant or agreement contained herein;

     (c) by the Seller, in its sole discretion, if any of the representations or warranties of the Buyer contained herein are not in all material respects true, accurate and complete or if the Buyer breaches or fails comply with any covenant or agreement contained herein;

     (d)  by the Buyer, as provided in Section 6.5 hereof; or
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     (e)  by the Buyer or the Seller upon written notice to the other in the event that the Closing has not occurred by April 30, 1998, for any reason other than the failure of the party seeking to terminate this agreement to perform its obligations hereunder or a breach of a representation or warranty by such party (or in the case of the Seller, the Shareholders) herein.

     Section 14.2 Effect of Termination. In the event of a termination of this Agreement by the Buyer or the Seller pursuant to Section 14.1, written notice thereof shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the other party hereto. Notwithstanding such termination, each of the Buyer and the Seller shall have the right to seek damages in the event of a breach by the other party of its obligations under this Agreement. Following termination of this Agreement, the Buyer and the Seller shall withdraw their respective filings, applications and other submissions made pursuant to the HSR Act relating to this Agreement and the transactions contemplated hereby.

     Section 14.3   Survival of Certain Provisions.
Notwithstanding anything to the contrary contained herein, the respective obligations of the parties pursuant to Sections 6.9 and
7.2 and Article XV hereof shall survive the termination of this Agreement.

                           ARTICLE XV
                          MISCELLANEOUS

     Section 15.1 Brokers Commission. Each of the parties represents and warrants to the other that such party has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as such party knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions, and each party shall indemnify and hold the other harmless from the payment of any such commission or fee which is claimed based upon the action of the indemnifying party in accordance with Article Xll hereof.

     Section 15.2 Amendment and Modification. This Agreement may only be amended by written instrument signed by the parties hereto.


     Section 15.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, beneficiaries, estate, executor and personal representatives.

     Section 15.4 Entire Agreement. This Agreement and the schedules and exhibits attached hereto constitute the entire agreement of the parties with respect to the sale of the Subject Assets and the other transactions contemplated in this Agreement, and supersede all prior understandings, agreements and oral representations and warranties of the parties with respect to the subject matter of this Agreement. Any reference in this Agreement shall be deemed to include the schedules and exhibits hereto.

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
     Section 15.5 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     Section 15.6 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.
     Section 15.7 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

          If to Buyer
          addressed to:  French Fragrances, Inc.
                         14100 N.W. 60th Avenue
                         Miami Lakes, Florida 33014
                         Attention: E. Scott Beattie and
                                    Oscar E. Marina
                         Facsimile: (305) 818-8020

          If to the Seller or
          the Shareholders
          addressed to:  Joseph A. Pappalardo
                         144 North Street
                         Greenwich, Connecticut 06830
                         Facsimile: (203) 618-1013

          With copy to:  Eaton & Van Winkle
                         600 Third Avenue
                         New York, New York 10016-2078
                         Attention: Thomas A. Hickey, Esq.
                         Facsimile: (212) 661-5077

     Any such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date telecommunicated if by telegraph or telecopy and confirmation of transmission is received, (c) on the date of transmission with confirmed answer back if by telex, and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed. Any party may change the address to which notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving notice.

     Section 15.8   Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed in Florida, without regard to conflicts of law principles thereunder.

     Section 15.9 Expenses. Except as otherwise provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection with this Agreement and transactions contemplated by this Agreement shall be paid by the party incurring the expenses.

     Section 15.10 Waiver. Any party to this Agreement may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by an officer of the Buyer or the Seller, as appropriate. No such waiver shall operate or be construed as a waiver of any subsequent act or omission of the parties.

     Section 15.11 Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     Section 15.12 Publicity. Except as otherwise required by law or regulation, no press release or other public announcement related to this Agreement or the transactions contemplated by this Agreement will be issued by the Buyer or the Seller without the prior written approval of the other party.

     Section 15.13 Assignment. No party shall assign its rights or delegate its duties hereunder without the prior written consent of the other party, provided that the Buyer may assign its rights and delegate its duties to an affiliate.

     Section 15.14 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the parties hereto and no other party (including, without limitation, any creditor of any of the parties) shall have any right or claim against the parties by reason of those provisions or be entitled to enforce any of those provisions against the parties.

     Section 15.15 Post-Closing Survival. Subject to the limitations on survival set forth in Section 12.4, as applicable, all covenants and agreements which by their respective terms are intended to survive the consummation of the transactions contemplated by this Agreement, including, without limitation, Articles IV, V, VI, VII, XI, XII, XIII and XV, shall survive such consummation.

     Section 15.16 Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed below:

     (a) "affiliate" of any person or entity shall mean any person, entity or group (currently existing or hereafter created) controlling, controlled by or under common control with, the specified person or entity, and "control" of a person or entity (including, with correlative meaning, the terms "control by" and "under common control with") means the power to direct or cause the direction of the management, policies or affairs of the controlled person, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise.

     (b) "ordinary course of business" shall mean an action taken by a person if:

     (i) such action is recurring in nature, is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person;

     (ii) such action is not required to be authorized by the Board of Directors or such person and does not require any special or separate authorization of any nature; and

     (iii) such action is similar in nature and magnitude to actions customarily taken, without any special or separate authorization, in the ordinary course of the day-to-day operations of other persons that are in the same line of business as the person in question.

     (c) "person" shall mean any individual, corporation (including, without limitation, any non-profit corporation), general partnership, limited partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or governmental, body.

     (d) "threatened" - a claim, proceeding, investigation, dispute, action or other matter shall be deemed to have been "threatened" if any demand, statement or notice shall have been made or given, verbally or in writing, that might lead a prudent person to conclude that there is a reasonable probability that such a claim, proceedings, investigation, dispute, action or other matter might be asserted, commenced, taken or otherwise pursued in the future.

     Section15.17 Transition with Representatives. The Buyer and the Seller shall agree to work together to transition with the Seller's representatives as provided in Schedule 15.17.

     Section 15.18 Subrogation of the Buyer. In the event that the Buyer shall subsequent to the Closing Date become liable for or suffer any damage with respect to any matter which was covered by insurance maintained by the Seller on the Subject Assets (other than the insurance on the Accounts Receivable) at or prior to the Closing, the Seller agrees that the Buyer shall be subrogated to any rights of the Seller under the insurance coverage and indemnified by the Seller, and, in addition, the Seller agrees to promptly remit to the Buyer any insurance proceeds which either of them may receive on account of any such liability or damage.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              FRENCH FRAGRANCES, INC.


                              By: /S/ Oscar E. Marina
                                  -------------------
                                  Oscar E. Marina
                                  Vice President



                              J. P. FRAGRANCES, INC.

                              By: /S/ Joseph A. Pappalardo
                                  ------------------------
                                  Joseph A. Pappalardo
                                  Chairman and Chief Executive Officer



                              /S/ Joseph A. Pappalardo
                              ------------------------
                              Joseph A. Pappalardo


                              /S/ Gloria Pappalardo
                              ------------------------
                              Gloria Pappalardo

                             EXHIBITS

Exhibit A - Debenture
Exhibit B - General Bill of Sale, Conveyance and Assignment
Exhibit C - Consulting Agreement

                            SCHEDULES

Schedule 1.1 Subject Assets
         1.1(a) Fixed Assets
         1.1(b) Contracts
         1.1(d) Licenses
         1.1(f) Excluded Accounts Receivable
         1.1(i) Claims
         1.1(j) Insurance Claims
         1.1(k) Marks

Schedule 1.2    Assumed Liabilities
Schedule 1.3    Excluded Assets
Schedule 2.1(b) Acquisition Balance Sheet
Schedule 2.3    Allocation of Purchase Price
Schedule 4.2    Seller's Financial Statements
Schedule 4.3 Leases; consents; description of lease defaults, if any
Schedule 4.4    Liens on Subject Assets
Schedule 4.7 List of policies and as to each policy (a) the issuer of each such policy, and (b) limits of liability
Schedule 4.9    Litigation
Schedule 4.10   Description of Adverse Change
Schedule 4.12   Labor Law Noncompliance Description
Schedule 4.13   ERISA Plans
Schedule 4.14 List of Contracts; Consents Required; Description of Defaults under Contracts, if any; Distribution Agreement information
Schedule 4.16   Governmental Consents Required
Schedule 4.17   Independent Contractor Arrangements
Schedule 4.20   Inventory Listing Report and Locations; Returns
Schedule 4.21   Gross Sales Report
Schedule 4.22   Trade Payables
Schedule 4.23   Accounts Receivable Report
Schedule 4.24   Related Party Transactions
Schedule 4.25   Promotional Obligations
Schedule 5.3    Buyer Consents
Schedule 6.2(j) Notice to Representatives
Schedule 15.17  Transition with Representatives